Exhibit 3.1.52

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

PACIFIC SOFTWARE CONSULTING, LLC

(a Delaware Limited Liability Company)

Pacific Software Consulting, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “LLC”), does hereby certify as follows:

A. The name of the LLC is Pacific Software Consulting, LLC.

B. The Certificate of Formation of the LLC was filed with the office of the Secretary of State of the State of Delaware on March 7, 2001.

C. Pursuant to Section 18-208, the Certificate of Formation of the LLC is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Pacific Software Consulting, LLC.

SECOND: The address of its registered office in the State of Delaware is 1201 Market Street, Suite 800, Wilmington, Delaware 19801 County of New Castle. The name of its registered agent at that address is: NCO Funding, Inc.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Formation of Pacific Software Consulting, LLC is duly signed this 28th day of April, 2008.

PACIFIC SOFTWARE CONSULTING, LLC

By:	/s/ Joshua Gindin
Name:	Joshua Gindin
Title:	Secretary